Exhibit 21.1

SUBSIDIARIES OF

SIRVA, Inc.

(At Time of Offering)

Subsidiary	State or Other Jurisdiction of Formation
SIRVA Relocation Pty. Ltd.	Australia
SIRVA (Asia Pacific) Pty. Ltd.	Australia
SIRVA Pty. Ltd.	Australia
Allied Moving Services (HK) Limited	Hong Kong
SIRVA International Freight Forwarding (Shanghai) Co Ltd	China
SIRVA (Asia) Pte. Ltd.	Singapore
Allied Moving Services (S) Pte. Ltd.	Singapore
Allied Moving Services (M) Sdn. Bhd.	Malaysia
SIRVA Relocation Malaysia Sdn. Bhd.	Malaysia
Allied Relocation Services LLC	United Arab Emirates
Concept Mobility Servicos Mobilidade Ltda.	Brazil
SIRVA Worldwide, Inc.	Delaware
SIRVA Relocation Properties, LLC	Delaware
North American Van Lines Inc.	Delaware
Allied Van Lines, Inc.	Delaware
RS Acquisition Holding LLC	Delaware
SIRVA Relocation Credit, LLC	Delaware
SIRVA Relocation LLC	Delaware
North American International Holding Corporation	Delaware
Allied International N.A., Inc.	Delaware
Allied Van Lines Terminal Company	Delaware
Alliance Relocation Services, LLC	Delaware
SIRVA Move Management, Inc.	Indiana
DJK Residential LLC	New York
SIRVA Mortgage, Inc.	Ohio
SIRVA Canada LP	Canada